Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS REPORTS RECORD FIRST QUARTER PROFIT OF $4.2 MILLION
First Full Quarter Including Alterra Bank Delivers Record Loans, Deposits, Fee Income and Earnings

Madison, WI - April 24, 2015 (GLOBE NEWSWIRE) - First Business Financial Services, Inc. (the “Company”) (“First Business”) (NASDAQ: FBIZ), the parent company of First Business Bank, First Business Bank - Milwaukee and Alterra Bank, today reported record first quarter results, including the first full quarter of contribution from Alterra Bank (“Alterra”), the Company’s Kansas City-based business banking subsidiary acquired on November 1, 2014. First Business, excluding the contributions of Alterra, again grew top line revenue to record levels, maintaining core momentum across its Midwest footprint.

Highlights for the quarter ended March 31, 2015 include:

•	Net income grew to a record $4.2 million, marking a 26% increase from net income of $3.3 million in the first quarter of 2014.

•	Diluted earnings per common share increased 15% to $0.97 for the quarter ended March 31, 2015, compared to $0.84 for the quarter ended March 31, 2014.

•
Annualized return on average assets and annualized return on average equity measured 1.00% and 11.98%, respectively, for the first quarter of 2015, compared to 1.06% and 12.01%, respectively, for the first quarter of 2014.

•	Top line revenue, consisting of net interest income and non-interest income, increased 43% to a record $18.8 million, compared to $13.1 million for the first quarter of 2014.

•	Excluding Alterra’s contribution, first quarter 2015 top line revenue totaled a record $14.2 million, representing organic growth of 8% compared to the first quarter of 2014.

•	Trust assets exceeded $1 billion at March 31, 2015 contributing to the 13% growth in trust and investment services income to $1.2 million, compared to $1.1 million in the same period last year.

•
Full-time equivalent employees (“FTEs”) increased to 212 from 151 as of March 31, 2014, reflecting the addition of 46 Alterra employees which is also the primary reason for the 45% increase in compensation expense compared to the first quarter of 2014.

•	The Company’s first quarter efficiency ratio remained stable at 62%, compared to 61% in the fourth quarter of 2014 and 60% in the first quarter of 2014.

•	Net loans and leases grew for the twelfth consecutive quarter, reaching a record $1.282 billion at March 31, 2015, up 32% from March 31, 2014.

•	Excluding Alterra, net loans and leases were a record $1.071 billion at March 31, 2015, increasing 10% from March 31, 2014.

•
Net interest margin increased to 3.79% for the first quarter of 2015, including 32 basis points related to the net accretion/amortization on purchase accounting adjustments on Alterra loans, deposits and borrowings, compared to 3.58% for the first quarter of 2014.

•	Loan loss provision was $684,000 for the first quarter of 2015, compared to $180,000 for the first quarter of 2014.

•	Non-performing assets as a percent of total assets declined to 0.65% at March 31, 2015, from 1.13% at March 31, 2014.

•	The effective tax rate for the first quarter of 2015 was 34%, compared to 28% in the fourth quarter of 2014 and 34% in the first quarter of 2014.

The Company recorded net income of $4.2 million in the first quarter of 2015, compared to $3.7 million earned in the fourth quarter of 2014 and $3.3 million earned in the first quarter of 2014. Diluted earnings per common share were $0.97 for the first quarter of 2015, compared to $0.89 for the linked quarter and $0.84 for the first quarter of 2014. First quarter 2015 results include the impact of $78,000 in non-recurring, pre-tax merger expenses related to the Company’s recently concluded acquisition of Alterra, compared to $566,000 in merger expenses recorded for the fourth quarter of 2014.

During the first quarter of 2015, Alterra generated $3.5 million in net interest income, $1.1 million in non-interest income, $2.4 million in non-interest expense and incurred $362,000 in loan loss provision, contributing a total of $1.9 million in pre-tax income to First Business’s first quarter results. For the final two months of 2014, Alterra produced $2.0 million in net interest income, $567,000 in non-interest income, $1.5 million in non-interest expense and $337,000 in loan loss provision, contributing a total of $638,000 in pre-tax income to First Business’s fourth quarter 2014 results.

“We’re off to a strong start in 2015. While the first quarter is historically our softest in terms of overall production across the franchise, our record quarterly results clearly display the success and benefits of our acquisition of Alterra as we continue to grow loans and increase revenues,” said Corey Chambas, President and Chief Executive Officer. “Small Business Administration (“SBA”) lending pipelines remain strong in our Kansas City market, while at the same time our initiative to expand Alterra’s SBA lending platform to our Wisconsin markets has already started to produce results. Coupled with our steady and growing legacy franchise, which again delivered record levels of loans, deposits, trust revenue and top line revenue, our early 2015 performance continues to exhibit the strength of our differentiated approach to business banking.”

Results of Operations

Net interest income for the first quarter of 2015 totaled $14.9 million, an increase of $4.1 million, or 38.2%, compared to the first quarter of 2014. Alterra contributed $3.5 million in first quarter 2015 net interest income, including $1.2 million in fair value adjustments related to the net accretion/amortization of the purchase accounting adjustments on loans, deposits and borrowings. Overall, consolidated net interest income benefited from a decrease in funding costs and growth in earning assets. In addition, net interest income benefited from the first full-quarter contribution from Alterra’s higher average yielding loan portfolio, which offset the decline in First Business’s earning asset yields attributable to its other bank subsidiaries. First quarter 2015 average earning asset balances were 30.7% higher than the prior-year period, including the impact of Alterra, while earning asset yields increased to 4.62% from 4.44% in the first quarter of 2014.

Net interest margin of 3.79% increased 12 basis points from the fourth quarter of 2014 and 21 basis points from the first quarter of 2014. First quarter 2015 net interest margin included 32 basis points related to the net accretion/amortization on the Alterra purchase accounting adjustments of $1.2 million. The linked quarter margin included 11 basis points related to the net accretion/amortization on the purchase accounting adjustments of $392,000 and 14 basis points related to the interest recovery on a non-accrual loan payoff. Net interest margin may experience occasional volatility due to non-recurring events such as prepayment fees collected in lieu of interest, the collection of foregone interest, the accumulation of significant short-term deposit inflows or the ongoing accretion/amortization of the fair value purchase accounting adjustments related to the acquisition of Alterra.

Non-interest income of $3.8 million for the first quarter of 2015 increased $1.5 million, or 65.8%, from the first quarter of 2014. Alterra contributed $1.1 million in non-interest income during the first quarter of 2015, including $477,000 in loan sale gains and $165,000 in loan fees, primarily related to the continued strength in Alterra’s SBA lending business. Excluding income directly attributed to the Alterra markets, non-interest income grew by $452,000, or 19%, from the prior year first quarter, reflecting the early success of efforts to expand Alterra’s SBA lending expertise into First Business’s Wisconsin markets, along with the continued success of the Company's initiatives to grow full-service banking relationships. Excluding Alterra, gains related to the sale of the guaranteed portion of SBA loans totaled $176,000. Meanwhile, trust and investment services income of $1.2 million remained the primary source of fee revenue, increasing $139,000, or 13.0%, from the first quarter of 2014. Growth continued to reflect strength in client accounts and equity market values, with trust assets under management and administration measuring a record $1.009 billion as of March 31, 2015, up 4.1% compared to $969.3 million at March 31, 2014.

Non-interest expense for the first quarter of 2015 was $11.7 million, an increase of $3.9 million, or 49.4%, compared to the first quarter of 2014. First quarter 2015 included $2.4 million in expenses at Alterra, along with $78,000 in non-recurring merger-related costs. Excluding merger-related costs and expenses generated by Alterra, non-interest expense increased by $1.4 million, or 18.4%, compared to the first quarter of 2014. Excluding Alterra, compensation costs grew by $879,000, or 17.4%, reflecting annual merit increases and continued investments in employees. The Company’s meaningful investments in talent throughout 2014 and 2015, excluding Alterra, resulted in FTEs increasing to 166 at March 31, 2015, up 9.9% from 151 at March 31, 2014. In addition, advertising and professional services costs increased in line with strategic initiatives for growth and investments in technology and talent.

Management expects to continue investing in employees, products and technology to support growth efforts, while remaining committed to its history of efficient expense management. The Company’s efficiency ratio of 62.5% for the first quarter of 2015 reflects continued success in aligning non-interest expense growth with top line revenue growth.

The Company recorded a provision for loan and lease losses totaling $684,000 for the first quarter of 2015, compared to $180,000 in the first quarter of 2014. During the first quarter of 2015, the Company recorded $362,000 in provision to establish Alterra’s loan loss reserve on new loans, including those which have been renewed since acquisition as required by the applicable accounting guidance. Additionally, the Company experienced $319,000 in net charge-offs, including $313,000 related to one commercial loan. The remaining outstanding principal balance on this loan was paid in full in April 2015. Net charge-offs represented an annualized 0.10% of average loans for the first quarter of 2015. This compares to annualized net recoveries measuring 0.01% of average loans in the first quarter of 2014.

The effective tax rate for the first quarter of 2015 was 34%, compared to 28% and 34% in the linked and year-ago quarters, respectively. The effective tax rate for the calendar year 2014 was 33%. The fourth quarter 2014 effective tax rate was lowered by the Company’s utilization of new market federal tax credits of $243,750 in connection with community development-related loans. The Company expects to utilize a similar amount of federal tax credits in 2015, which will be recognized evenly across all quarters.

Balance Sheet and Asset Quality Strength

Period-end net loans and leases grew for the twelfth consecutive quarter, reaching a record $1.282 billion at March 31, 2015. Net loans and leases grew $15.8 million from December 31, 2014 and $311.0 million from March 31, 2014. Excluding $210.9 million in loans and leases at Alterra, net loans and leases were a record $1.071 billion at March 31, 2015, increasing $100.1 million, or 10.3%, from the prior year first quarter. This growth reflects successful execution by the Company’s legacy, recently-hired, and Alterra business development officers (“BDOs”) in deepening client relationships, attracting new commercial clients, and capitalizing on market opportunities.

Period-end in-market deposits - consisting of all transaction accounts, money market accounts and non-wholesale deposits - increased to a record $1.055 billion, comprising 71.0% of total deposits at March 31, 2015. Period-end wholesale deposits were $431.0 million at March 31, 2015, consisting of brokered certificates of deposit and deposits gathered through internet deposit listing services of $380.0 and $50.9 million, respectively. Average in-market deposits were $1.058 billion, or 71.4% of total deposits, for the first quarter of 2015. In order to reduce interest rate risk, the Company uses wholesale deposits to efficiently match-fund fixed-rate loans. Over time, management expects to maintain a ratio of in-market deposits to total deposits in line with the Company’s recent historical range of 60%-70%.

Management continues to believe asset quality is a source of strength which differentiates the Company from many of its peers. Strong underwriting and the continued success of certain exit strategies, including payoffs and paydowns, continue to benefit asset quality metrics. During the first quarter of 2015, non-performing loans decreased 4.5% to $9.4 million, compared to $9.8 million at December 31, 2014. As a result, the Company's non-performing loans as a percentage of total gross loans and leases measured 0.72% at March 31, 2015, which was an improvement from 0.76% as of December 31, 2014. Compared to 1.43% at March 31, 2014, first quarter non-performing loans as a percentage of total gross loans and leases demonstrates the Company’s success in implementing measures to benefit asset quality, and reflects the addition of Alterra loans, which were acquired at fair value in November 2014 with no corresponding reserves. Likewise, the ratio of non-performing assets to total assets declined to 0.65% at March 31, 2015, compared to 0.70% at December 31, 2014 and 1.13% at March 31, 2014. Non-performing assets totaled $10.9 million at March 31, 2015, compared to $11.5 million at December 31, 2014 and $14.4 million at March 31, 2014.

Capital Strength

The Company’s earnings continue to generate capital, and its capital ratios are in excess of the highest required regulatory benchmark levels. As of March 31, 2015, total capital to risk-weighted assets was 11.40%, tier 1 capital to risk-weighted assets was 8.98%, tier 1 capital to average assets was 8.42% and common equity tier 1 capital was 8.34%. As of December 31, 2014, total capital to risk-weighted assets was 12.13%, tier 1 capital to risk-weighted assets was 9.52% and tier 1 capital to average assets was 8.71%. Capital ratios as of March 31, 2015 reflect the Company’s estimated implementation of the capital guidelines under Basel III, which became effective January 1, 2015.

Quarterly Dividend

As previously announced, during the first quarter of 2015 the Company's Board of Directors declared a regular quarterly dividend of $0.22 per share, an increase of $0.01, or 4.8%, from the regular quarterly dividends declared in 2014. The dividend was paid on February 27, 2015 to shareholders of record at the close of business on February 13, 2015. Measured against first quarter 2015 earnings per share of $0.97, the dividend represents what the Company believes is a sustainable 22.7% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.

About First Business Financial Services, Inc.

First Business Financial Services, Inc. (NASDAQ: FBIZ) is a Wisconsin-based bank holding company, focused on the unique needs of businesses, business executives, and high net worth individuals. First Business offers commercial banking, specialty finance, and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility, and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s 2014 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
James F. Ropella, Senior Vice President and CFO
608-232-5970
jropella@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(Dollars in thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
ASSETS
Cash and cash equivalents	$141,887	$103,237	$174,498	$85,977	$76,396
Securities available-for-sale, at fair value	142,951	144,698	142,427	143,642	185,547
Securities held-to-maturity, at amortized cost	40,599	41,563	42,522	43,434	—
Loans and leases receivable	1,296,936	1,280,767	1,041,816	1,007,736	985,319
Allowance for loan and lease losses	(14,694)	(14,329)	(13,930)	(14,015)	(14,101)
Loans and leases, net	1,282,242	1,266,438	1,027,886	993,721	971,218
Premises and equipment, net	3,883	3,943	1,198	1,152	1,186
Foreclosed properties	1,566	1,693	106	329	333
Cash surrender value of bank-owned life insurance	27,548	27,314	23,772	23,558	23,348
Investment in Federal Home Loan Bank and Federal Reserve Bank stock, at cost	2,798	2,340	1,349	1,349	1,255
Goodwill and other intangible assets	12,011	11,944	—	—	—
Accrued interest receivable and other assets	25,192	26,217	13,809	13,341	14,489
Total assets	$1,680,677	$1,629,387	$1,427,567	$1,306,503	$1,273,772
LIABILITIES AND STOCKHOLDERS’ EQUITY
In-market deposits	$1,054,828	$1,010,928	$859,114	$729,400	$731,164
Wholesale deposits	430,973	427,340	410,086	437,297	405,536
Total deposits	1,485,801	1,438,268	1,269,200	1,166,697	1,136,700
Federal Home Loan Bank and other borrowings	34,448	33,994	22,936	7,936	7,936
Junior subordinated notes	10,315	10,315	10,315	10,315	10,315
Accrued interest payable and other liabilities	8,424	9,062	6,924	5,907	6,626
Total liabilities	1,538,988	1,491,639	1,309,375	1,190,855	1,161,577
Total stockholders’ equity	141,689	137,748	118,192	115,648	112,195
Total liabilities and stockholders’ equity	$1,680,677	$1,629,387	$1,427,567	$1,306,503	$1,273,772

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Total interest income	$18,216	$16,863	$13,871	$13,565	$13,402
Total interest expense	3,286	3,268	2,936	2,766	2,601
Net interest income	14,930	13,595	10,935	10,799	10,801
Provision for loan and lease losses	684	1,236	(89)	(91)	180
Net interest income after provision for loan and lease losses	14,246	12,359	11,024	10,890	10,621
Trust and investment services fee income	1,207	1,119	1,137	1,110	1,068
Service charges on deposits	696	682	620	600	567
Loan fees	502	421	386	380	390
Gain on sale of loans and leases	653	392	24	3	23
Other	790	351	292	265	273
Total non-interest income	3,848	2,965	2,459	2,358	2,321
Compensation	7,354	6,486	5,193	4,741	5,057
Net collateral liquidation costs	302	44	32	85	159
Net (gain) loss on foreclosed properties	(16)	(5)	(9)	4	—
Merger-related costs	78	566	104	320	—
Other	4,014	3,036	2,727	2,599	2,636
Total non-interest expense	11,732	10,127	8,047	7,749	7,852
Income before tax expense	6,362	5,197	5,436	5,499	5,090
Income tax expense	2,170	1,453	1,883	1,994	1,753
Net income	$4,192	$3,744	$3,553	$3,505	$3,337

Per common share:
Basic earnings	$0.97	$0.89	$0.90	$0.89	$0.85
Diluted earnings	0.97	0.89	0.89	0.88	0.84
Dividends declared	0.22	0.21	0.21	0.21	0.21
Book value	32.68	31.77	29.85	29.31	28.44
Tangible book value	29.91	29.01	29.85	29.31	28.44
Weighted-average common shares outstanding(1)	4,260,249	4,130,158	3,867,835	3,860,087	3,859,503
Weighted-average diluted common shares outstanding(1)	4,262,514	4,137,411	3,889,679	3,883,355	3,880,561

(1)	Excluding participating securities

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2015			December 31, 2014			March 31, 2014
	Average balance	Interest	Average yield/rate	Average balance	Interest	Average yield/rate	Average balance	Interest	Average yield/rate
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$814,933	$9,869	4.84%	$745,411	$9,162	4.92%	$636,812	$7,497	4.71%
Commercial and industrial loans(1)	426,697	6,824	6.40%	381,202	6,192	6.50%	298,696	4,525	6.06%
Direct financing leases(1)	32,752	383	4.68%	33,698	403	4.78%	26,056	297	4.56%
Consumer and other loans(1)	24,110	249	4.13%	17,631	196	4.45%	17,083	156	3.65%
Total loans and leases receivable(1)	1,298,492	17,325	5.34%	1,177,942	15,953	5.42%	978,647	12,475	5.10%
Mortgage-related securities(2)	155,330	662	1.70%	158,091	686	1.74%	151,478	746	1.97%
Other investment securities(3)	28,273	114	1.61%	28,166	113	1.60%	31,950	121	1.51%
FHLB and FRB stock	2,597	18	2.70%	2,004	10	1.96%	1,261	1	0.30%
Short-term investments	92,934	97	0.42%	116,283	101	0.35%	43,925	59	0.54%
Total interest-earning assets	1,577,626	18,216	4.62%	1,482,486	16,863	4.55%	1,207,261	13,402	4.44%
Non-interest-earning assets	96,278			92,439			57,799
Total assets	$1,673,904			$1,574,925			$1,265,060
Interest-bearing liabilities
Transaction accounts	$107,311	58	0.22%	$90,836	48	0.21%	$78,591	45	0.23%
Money market	625,888	853	0.55%	575,266	768	0.53%	462,574	587	0.51%
Certificates of deposit	124,377	220	0.71%	98,111	186	0.76%	50,925	120	0.94%
Wholesale deposits	424,172	1,438	1.36%	432,361	1,557	1.44%	387,240	1,417	1.46%
Total interest-bearing deposits	1,281,748	2,569	0.80%	1,196,574	2,559	0.86%	979,330	2,169	0.89%
FHLB advances	9,367	24	1.04%	6,242	16	1.09%	3,111	1	0.16%
Other borrowings	24,122	419	6.95%	23,748	412	6.94%	8,647	157	7.26%
Junior subordinated notes	10,315	274	10.63%	10,315	281	10.86%	10,315	274	10.63%
Total interest-bearing liabilities	1,325,552	3,286	0.99%	1,236,879	3,268	1.06%	1,001,403	2,601	1.04%
Non-interest-bearing demand deposit accounts	200,274			191,438			143,953
Other non-interest-bearing liabilities	8,151			9,436			8,530
Total liabilities	1,533,977			1,437,753			1,153,886
Stockholders’ equity	139,927			137,172			111,174
Total liabilities and stockholders’ equity	$1,673,904			$1,574,925			$1,265,060
Net interest income		$14,930			$13,595			$10,801
Interest rate spread			3.63%			3.49%			3.40%
Net interest-earning assets	$252,074			$245,607			$205,858
Net interest margin			3.79%			3.67%			3.58%

(1)	The average balances of loans and leases include non-performing loans and leases. Interest income related to non-performing loans and leases is recognized when collected.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

SELECTED FINANCIAL TRENDS

PERFORMANCE RATIOS

	For the Three Months Ended
(Unaudited)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Return on average assets (annualized)	1.00%	0.95%	1.06%	1.09%	1.06%
Return on average equity (annualized)	11.98%	10.92%	12.10%	12.29%	12.01%
Efficiency ratio	62.47%	61.11%	60.15%	58.87%	59.84%
Interest rate spread	3.63%	3.49%	3.25%	3.35%	3.40%
Net interest margin	3.79%	3.67%	3.44%	3.52%	3.58%
Average interest-earning assets to average interest-bearing liabilities	119.02%	119.86%	119.77%	119.35%	120.56%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Non-performing loans and leases	$9,352	$9,792	$15,837	$14,180	$14,110
Foreclosed properties, net	1,566	1,693	106	329	333
Total non-performing assets	10,918	11,485	15,943	14,509	14,443
Performing troubled debt restructurings	1,972	2,003	556	602	586
Total impaired assets	$12,890	$13,488	$16,499	$15,111	$15,029

Non-performing loans and leases as a percent of total gross loans and leases	0.72%	0.76%	1.52%	1.41%	1.43%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	0.84%	0.89%	1.53%	1.44%	1.46%
Non-performing assets as a percent of total assets	0.65%	0.70%	1.12%	1.11%	1.13%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.13%	1.12%	1.34%	1.39%	1.43%
Allowance for loan and lease losses as a percent of non-performing loans	157.12%	146.33%	87.96%	98.84%	99.94%

Criticized assets:
Special mention	$—	$—	$—	$—	$—
Substandard	24,198	27,078	26,147	29,337	21,283
Doubtful	—	—	—	—	—
Foreclosed properties, net	1,566	1,693	106	329	333
Total criticized assets	$25,764	$28,771	$26,253	$29,666	$21,616
Criticized assets to total assets	1.53%	1.77%	1.84%	2.27%	1.70%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Charge-offs	$324	$1,231	$2	$—	$—
Recoveries	(5)	(393)	(6)	(5)	(20)
Net charge-offs (recoveries)	$319	$838	$(4)	$(5)	$(20)
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.10%	0.28%	—%	—%	(0.01)%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Total capital to risk-weighted assets (1)	11.40%	12.13%	13.97%	12.80%	12.92%
Tier I capital to risk-weighted assets (1)	8.98%	9.52%	10.84%	10.89%	10.96%
Common equity tier I capital to risk-weighted assets (1)	8.34%	N/A	N/A	N/A	N/A
Tier I capital to average assets (1)	8.42%	8.71%	9.56%	9.73%	9.67%
Tangible common equity to tangible assets	7.77%	7.78%	8.28%	8.85%	8.81%

(1)	March 31, 2015 data is estimated.

SELECTED OTHER INFORMATION

(Unaudited)	As of
(Dollars in thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Trust assets under management	$814,226	$773,192	$741,210	$703,626	$787,645
Trust assets under administration	195,148	186,505	186,212	186,014	181,611
Total trust assets	$1,009,374	$959,697	$927,422	$889,640	$969,256

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Common stockholders’ equity	$141,689	$137,748	$118,192	$115,648	$112,195
Goodwill and other intangible assets	(12,011)	(11,944)	—	—	—
Tangible common equity	$129,678	$125,804	$118,192	$115,648	$112,195
Common shares outstanding	4,336,161	4,335,927	3,959,115	3,945,220	3,944,795
Book value per share	$32.68	$31.77	$29.85	$29.31	$28.44
Tangible book value per share	29.91	29.01	29.85	29.31	28.44

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
‘‘Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Common stockholders’ equity	$141,689	$137,748	$118,192	$115,648	$112,195
Goodwill and other intangible assets	(12,011)	(11,944)	—	—	—
Tangible common equity	$129,678	$125,804	$118,192	$115,648	$112,195
Total assets	$1,680,677	$1,629,387	$1,427,567	$1,306,503	$1,273,772
Goodwill and other intangible assets	(12,011)	(11,944)	—	—	—
Tangible assets	$1,668,666	$1,617,443	$1,427,567	$1,306,503	$1,273,772
Tangible common equity to tangible assets	7.77%	7.78%	8.28%	8.85%	8.81%

EFFICIENCY RATIO
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of losses or gains on foreclosed properties, other discrete items that are unrelated to the Company’s primary business activities and amortization of other intangible assets, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to its business. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Total non-interest expense	$11,732	$10,127	$8,047	$7,749	$7,852
Less:
Net (gain) loss on foreclosed properties	(16)	(5)	(9)	4	—
Amortization of other intangible assets	18	12	—	—	—
Total operating expense	$11,730	$10,120	$8,056	$7,745	$7,852
Net interest income	$14,930	$13,595	$10,935	$10,799	$10,801
Total non-interest income	3,848	2,965	2,459	2,358	2,321
Total operating revenue	$18,778	$16,560	$13,394	$13,157	$13,122
Efficiency ratio	62.47%	61.11%	60.15%	58.87%	59.84%